CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

We hereby consent to the use of the name Williamson Petroleum Consultants, Inc. and references to Williamson Petroleum Consultants, Inc. and to the inclusion of and references to our report, or information contained therein, dated August 20, 2001, and entitled "Evaluation of Oil and Gas Reserves to 1) the Direct Interests of Warren Resources Inc. in Certain Properties and 2) the interests of Warren Resources, Inc. as the General Partner in 18 Partnerships Effective December 31, 2000 for Disclosure to the Securities and Exchange Commission Williamson Project 0.8837, prepared for Warren Resources Inc., in the Registration Statement on Form 10 of Warren Resources Inc. for the filing dated on or about October 25, 2001.


                                      /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
                                      WILLIAMSON PETROLEUM CONSULTANTS, INC.



Midland, Texas
October 25, 2001